U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                                       SEC File Number: 1-12768*

                                   Check One:
           [X] Form 10-K         [ ] Form 11-K         [ ] Form 20-F
                       [ ] Form 10-Q       [ ] Form N-SAR

                       For Period Ended: December 31, 2001

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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: _______________________

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            Nothing in this form shall be construed to imply that the
            Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

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Part I--Registrant Information

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Full Name of Registrant:    Pacific Gulf Properties Liquidating Trust

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number):

                            C/o Wells Fargo Bank Minnesota, National Association Sixth & Marquette; N9303-120

City, State, Zip Code:

                            Minneapolis, Minnesota  55479

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Part II--Rules 12b-25(b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12(b)-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III--Narrative

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State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,
N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

         This is the first time in which the Pacific Gulf Properties Liquidating Trust has prepared financials, and the preparation and compilation of these financials cannot be completed without unreasonable effort or expense.

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Part IV--Other Information

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         (1) Name and telephone number of person to contact in regard to this notification

                  Timothy P. Mowdy, Corporate Trust Officer -- (612) 316-1445

         (2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

                                                                [X] Yes   [ ] No

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         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                [ ] Yes   [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         Not Applicable.

                    Pacific Gulf Properties Liquidating Trust

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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 29, 2002                    PACIFIC GULF PROPERTIES
                                        LIQUIDATING TRUST

                                        By Wells Fargo Bank Minnesota,
                                        National Association, as Trustee

                                        /s/ Timothy P. Mowdy
                                        ----------------------------------------
                                        Name:  Timothy P. Mowdy
                                        Title: Corporate Trust Officer